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                                                                  Exhibit 99.1


ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE 37067
(615) 771-7575

                                                                  NEWS RELEASE

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Contact:  William R. Council, III
          Chief Executive Officer

         ADVOCAT ANNOUNCES NEW CHIEF FINANCIAL OFFICER AND NEW DIRECTOR

Franklin, Tenn. - (December 9, 2002) - Advocat Inc. (Nasdaq OTC:AVCA) announced today the appointment of L. Glynn Riddle as Chief Financial Officer of Advocat. The Company also announced the appointment of Richard M. Brame as a new Director. With the appointment of Mr. Brame, Advocat's Board of Directors increases to five members.

Commenting on the appointments, Chief Executive Officer William R. Council, III said, "We are extremely pleased with the addition of Glynn Riddle to our management team. Mr. Brame is also a welcome addition to our Board with his wealth of experience in the long term care industry."

A Certified Public Accountant, Mr. Riddle (age 43) came to Advocat from Envoy, a division of WebMD Corporation and a leading provider of healthcare transaction processing services, where he was Vice President of Finance from February 1998 through March 2001. Prior to that, Mr. Riddle served as Senior Vice President and Controller of Comdata, a subsidiary of Ceridian Corporation, for ten years.

Mr. Brame (49) is the Chief Executive Officer of Regency Health Management, LLC, a privately-held senior living management company based in Ooltewah, Tennessee. He has served in this capacity since July, 1999. Regency manages facilities in Florida, and Mr. Brame owns and manages other communities in Georgia, Tennessee, and Texas. Prior to forming Regency, Mr. Brame served as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of a number of Southeast-based senior living companies.

FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, UNCERTAINTY REGARDING THE COMPANY'S ABILITY TO RESTRUCTURE OR REFINANCE ITS DEBT, THE IMPACT OF UNDER INSURED PROFESSIONAL LIABILITY CLAIMS, FACTORS AFFECTING THE LONG-TERM CARE INDUSTRY IN GENERAL, GOVERNMENTAL REIMBURSEMENT, GOVERNMENT REGULATION, HEALTH CARE REFORMS, THE IMPACT OF FUTURE LICENSING SURVEYS, CHANGING ECONOMIC AND MARKET CONDITIONS AND OTHER RISK FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS. ADVOCAT INC. IS NOT RESPONSIBLE FOR UPDATING THE INFORMATION CONTAINED IN THIS PRESS RELEASE BEYOND THE PUBLISHED DATE, OR FOR CHANGES MADE TO THIS DOCUMENT BY WIRE SERVICES OR INTERNET SERVICES.

Advocat Inc. operates 100 facilities including 37 assisted living facilities with 3,664 units and 63 skilled nursing facilities containing 7,198 licensed beds as of September 30, 2002. The Company operates facilities in 10 states, primarily in the Southeast, and three provinces in Canada.

     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc

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